Exhibit 12


     COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                     Three months  ended
                                                        December 31
     (Dollars in thousands)                        1998            1997
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     Income before taxes
                                                 $95,128         $176,265
     Add fixed charges:
         Interest expense                          8,737           10,747
         Interest factor on rent                   3,577            2,891
                                            --------------------------------
     Total fixed charges
                                                 $12,314          $13,638
                                            --------------------------------

     Earnings before fixed charges
         and taxes on income                    $107,442         $189,903
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     Ratio of earnings to fixed charges             8.73             13.9